As filed with the Securities and Exchange Commission on March 31, 2008.

Registration No. 333-27127

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act Of 1933

APPALACHIAN BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2242407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

822 Industrial Blvd.

Ellijay, Georgia 30540

(Address of Principal Executive Offices, including Zip Code)

APPALACHIAN BANCSHARES, INC.

1997 EMPLOYEE STOCK INCENTIVE PLAN

and

APPALACHIAN BANCSHARES, INC.

1997 DIRECTORS’ NON-QUALIFIED STOCK OPTION PLAN

and

APPALACHIAN BANCSHARES, INC.

EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

(As Amended October 1, 2001; formerly known as the

Appalachian Bancshares, Inc. Section 401(k) Profit Sharing Plan)

(Full title of the Plans)

Danny F. Dukes

Chief Financial Officer

822 Industrial Blvd.

Ellijay, Georgia 30540

(706) 276-8000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of Communications to:

W. Thomas King, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 815-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY STATEMENT

Appalachian Bancshares, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to reallocate and carry forward certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-27127) as filed with the Securities and Exchange Commission (the “Commission”) on May 14, 1997, as amended on May 23, 1997 (the “1997 Registration Statement”). A total of 1,320,000 shares of Common Stock (as adjusted to reflect increases resulting from two-for-one stock splits on May 1, 1998 and on May 16, 2000, and a 10% common stock dividend on July 1, 2003) were initially registered for issuance under the 1997 Registration Statement as follows: (i) 440,000 shares of Common Stock for issuance pursuant to the Registrant’s Employees’ Savings and Profit Sharing Plan and Trust, as amended and renamed (the “Savings Plan”); (ii) 440,000 shares of Common Stock for issuance pursuant to the Registrant’s 1997 Employee Stock Incentive Plan (the “1997 Employee Plan”); and (iii) 440,000 shares of Common Stock for issuance pursuant to the Registrant’s 1997 Directors’ Non-Qualified Stock Option Plan.

Of the 440,000 shares of Common Stock registered in connection with the 1997 Employee Plan under the 1997 Registration Statement, 37,500 have not been issued and are not subject to issuance upon the exercise of outstanding options or other awards granted under the 1997 Employee Plan (such shares of Common Stock, the “Carry Forward Shares”), and no future options or awards will be made under the 1997 Employee Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register an additional 537,500 shares of Common Stock and an indeterminate amount of interests that may be offered pursuant to the Savings Plan, including the Carry Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carry Forward Shares from the 1997 Employee Plan to the Savings Plan, and (ii) to carry over the registration fees paid for the Carry Forward Shares from the 1997 Registration Statement filed for the Savings Plan to the Registration Statement on Form S-8 for the Savings Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ellijay, State of Georgia, on this 31st day of March, 2008.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Tracy R. Newton
Tracy R. Newton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee, as Plan Administrator of the Appalachian Bancshares, Inc. Employees’ Savings & Profit Sharing Plan and Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Ellijay, State of Georgia, on this 31st day of March, 2008.

APPALACHIAN BANCSHARES, INC. EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

By:	/s/ Tracy R. Newton
Tracy R. Newton
On behalf of the Administrative Committee

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints TRACY R. NEWTON as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Tracy R. Newton	President, Chief Executive Officer and Director (principal executive officer)	February 26, 2008
Tracy R. Newton

/s/ Danny F. Dukes	Chief Financial Officer (principal financial and accounting officer)	February 26, 2008
Danny F. Dukes

/s/ Alan S. Dover	Director	February 26, 2008
Alan S. Dover

/s/ Charles A. Edmondson	Director	February 26, 2008
Charles A. Edmondson

/s/ Roger E. Futch	Director	February 26, 2008
Roger E. Futch

/s/ Joseph C. Hensley	Director	February 26, 2008
Joseph C. Hensley

/s/ Frank E. Jones	Director	February 26, 2008
Frank E. Jones

/s/ J. Ronald Knight	Director	February 26, 2008
J. Ronald Knight

/s/ Kenneth D. Warren	Director	February 26, 2008
Kenneth D. Warren

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